Exhibit 10

Published Deal:  67034VAL4

Published Revolving Commitment CUSIP Number:  67034VAM2

FOURTH AMENDED AND RESTATED
MULTI-YEAR REVOLVING CREDIT AGREEMENT

Dated as of November 5, 2021

among

NUCOR CORPORATION,

and

CERTAIN SUBSIDIARIES,

as Borrowers,

THE LENDERS NAMED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents, Co-Documentation Agents and L/C Issuers

Arranged By:

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1A	Assignment and Allocations	2
1.1	Definitions	3
1.2	Computation of Time Periods and Other Interpretative Provisions	20
1.3	Accounting Terms	20
1.4	Rounding	21
1.5	Times of Day; Interest Rates	21
1.6	Letter of Credit Amounts	21

ARTICLE II CREDIT FACILITIES		22

2.1	Revolving Loans	22
2.2	[Reserved]	24
2.3	Letters of Credit	24

ARTICLE III OTHER PROVISIONS RELATING TO CREDIT FACILITIES		32

3.1	Default Rate	32
3.2	Extension and Conversion	32
3.3	Prepayments	33
3.4	Termination and Reduction of the Revolving Commitment	33
3.5	Fees	34
3.6	[Reserved]	35
3.7	Capital Requirements	35
3.8	[Reserved]	35
3.9	Illegality	35
3.10	Increased Costs	36
3.11	Inability To Determine Interest Rate	37
3.12	Replacement of Lenders	39
3.13	Taxes	40
3.14	Indemnity	43
3.15	Pro Rata Treatment	43
3.16	Sharing of Payments	45
3.17	Payments, Computations, Etc	46
3.18	Obligation of Lenders to Mitigate	47
3.19	Evidence of Debt	48
3.20	Increase in Revolving Commitments	48
3.21	Designated Borrowers	49
3.22	Cash Collateral	50
3.23	Defaulting Lenders	51
3.24	Sustainability Adjustments	53

ARTICLE IV CONDITIONS		54

4.1	Conditions to Closing	54
4.2	Conditions to All Extensions of Credit	55

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ARTICLE V REPRESENTATIONS AND WARRANTIES		56

5.1	Financial Condition	56
5.2	Organization; Existence	57
5.3	Power; Authorization; Enforceable Obligations	57
5.4	Conflict	57
5.5	No Material Litigation	57
5.6	No Default	58
5.7	Taxes	58
5.8	ERISA	58
5.9	Governmental Regulations, Etc	59
5.10	Purpose of Extensions of Credit	59
5.11	Compliance with Laws; Contractual Obligations	59
5.12	Accuracy and Completeness of Information	59
5.13	Environmental Matters	59
5.14	Taxpayer Identification Number; Other Identifying Information	60
5.15	Representations as to Foreign Borrowers	60
5.16	OFAC	61
5.17	Anti-Corruption Laws; Anti-Money Laundering Laws	61
5.18	Not an Affected Financial Institution	61
5.19	Beneficial Ownership Certification	61
5.20	Covered Entities	61

ARTICLE VI AFFIRMATIVE COVENANTS		62

6.1	Financial Statements	62
6.2	Certificates; Other Information	62
6.3	Maintenance of Existence and Compliance with Law	63
6.4	Maintenance of Property; Insurance	64
6.5	Inspection of Property; Books and Records; Discussions	64
6.6	Consolidated Funded Debt to Total Capitalization Ratio	64
6.7	Approvals and Authorizations	64
6.8	Anti-Corruption Laws; Anti-Money Laundering Laws	65

ARTICLE VII NEGATIVE COVENANTS		65

7.1	Negative Pledge	65
7.2	Consolidation, Merger and Sale of Assets	66
7.3	Use of Proceeds	66
7.4	Sanctions	67
7.5	Anti-Corruption Laws; Anti-Money Laundering Laws	67

ARTICLE VIII EVENTS OF DEFAULT		67

8.1	Events of Default	67
8.2	Acceleration; Remedies	69

ARTICLE IX AGENCY PROVISIONS		69

9.1	Appointment	69
9.2	Delegation of Duties	70

- ii -

9.3	Exculpatory Provisions	70
9.4	Reliance on Communications	71
9.5	Notice of Default	71
9.6	Non-Reliance on Administrative Agent and Other Lenders	72
9.7	Indemnification	72
9.8	Administrative Agent in its Individual Capacity	73
9.9	Successor Administrative Agent	73
9.10	No Other Duties, Etc	74
9.11	Certain ERISA Matters	74
9.12	Recovery of Erroneous Payments	75

ARTICLE X MISCELLANEOUS		76

10.1	Notices	76
10.2	Right of Set-Off	77
10.3	Benefit of Agreement	78
10.4	No Waiver; Remedies Cumulative	81
10.5	Costs and Expenses; Indemnification	81
10.6	Amendments, Waivers and Consents	82
10.7	[Reserved]	84
10.8	[Reserved]	84
10.9	Survival	84
10.10	Governing Law; Arbitration	84
10.11	Waiver of Jury Trial	85
10.12	Confidentiality	86
10.13	Severability	86
10.14	Entirety	87
10.15	Binding Effect; Termination	87
10.16	[Reserved]	87
10.17	USA PATRIOT Act Notice	87
10.18	Foreign Assets Control Regulations	87
10.19	No Advisory or Fiduciary Responsibility	88
10.20	Electronic Execution; Electronic Records; Counterparts	88
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	89
10.22	Acknowledgement Regarding Any Supported QFCs	90

- iii -

SCHEDULES

Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Existing Letters of Credit
Schedule 2.1(a)	Schedule of Lenders; Revolving Commitments; L/C Commitment
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.3(j)	Form of Report of Letter of Credit Information
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.17(b)	Place of Payments
Schedule 3.21(a)	Form of Designated Borrower Request and Assumption Agreement
Schedule 3.21(b)	Form of Designated Borrower Notice
Schedule 3.21(c)	Form of Guaranty
Schedule 4.1(b)	Form of Legal Opinion
Schedule 4.1(c)(v)	Form of Secretary’s Certificate
Schedule 5.5	Description of Legal Proceedings
Schedule 5.7	Taxes
Schedule 5.13	Environmental Matters
Schedule 6.2(a)	Form of Officer’s Compliance Certificate
Schedule 7.1	Liens
Schedule 10.1	Notices
Schedule 10.3(b)	Form of Assignment and Assumption Agreement

- iv -

FOURTH AMENDED AND RESTATED

MULTI-YEAR REVOLVING CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED MULTI-YEAR REVOLVING CREDIT AGREEMENT (the “Credit Agreement”), dated as of November [_], 2021, is by and among NUCOR CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 3.21 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the lenders named herein and such other lenders as may become a party hereto (the “Lenders”), each financial institution from time to time party hereto as an L/C Issuer, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents (in such capacity, the “Syndication Agents”).

W I T N E S S E T H:

WHEREAS, the Company, the lenders party thereto (the “Existing Lenders”), and Bank of America, N.A., as Administrative Agent, are parties to that certain Third Amended and Restated Multi-Year Revolving Credit Agreement, dated as of August 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which such Existing Lenders originally agreed to provide the Company with a revolving credit facility of up to $1,500,000,000, including a letter of credit subfacility of up to $75,000,000, a subfacility for revolving loans to Designated Borrowers of up to $500,000,000 and a multicurrency subfacility of up to $850,000,000; and

WHEREAS, the Company has requested that the Existing Credit Agreement be amended and restated in order to, among other things, extend the maturity date of the revolving credit facility, modify the revolving commitments of the Existing Lenders, and make certain other amendments to the Existing Credit Agreement (the “Restatement”); and

WHEREAS, the Company, the Lenders, and the Administrative Agent have agreed to and desire to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Credit Agreement to accomplish such amendments, including but not limited to making available to the Company a revolving credit facility in an original amount of up to $1,750,000,000, which includes a letter of credit subfacility in an original amount of up to $100,000,000 and a subfacility for revolving loans to Designated Borrowers in an original amount of up to $500,000,000.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1AAssignment and Allocations.

In order to facilitate the Restatement and otherwise to effectuate the desires of the Borrowers, the Administrative Agent and the Lenders:

(a)The parties hereto agree that each of the Revolving Commitments, as defined in the Existing Credit Agreement, shall, subject to the terms hereof, constitute a Revolving Commitment hereunder.

(b)Simultaneously with the Effective Date, the parties hereby agree that the Revolving Commitments shall be as set forth in Schedule 2.1(a) and the portion of Loans outstanding under the Existing Credit Agreement shall be reallocated in accordance with such Revolving Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable assignment agreements required pursuant to Section 10.3(b) of the Existing Credit Agreement.  Notwithstanding anything to the contrary in Section 10.3 of the Existing Credit Agreement or Section 10.3 of this Credit Agreement, no other documents or instruments, including any assignment agreements, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an assignment agreement.  On the Effective Date, the Lenders shall make full cash settlement with each other either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Revolving Commitments (as such term is defined in the Existing Credit Agreement) such that after giving effect to such settlements each Lender’s Revolving Commitment Percentage shall be as set forth on Schedule 2.1(a).

(c)The Borrowers, the Administrative Agent, and the Lenders hereby agree that upon the effectiveness of this Credit Agreement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Revolving Obligations, the rights and interests of the Administrative Agent and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Credit Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Credit Agreement.

(d)Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 1.1A, and in any related “Credit Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Prior Credit Documents”), (i) all of the indebtedness, liabilities and obligations owing by any Person under the Existing Credit Agreement and other Prior Credit Documents shall continue as Revolving Obligations hereunder, and (ii) each of this Credit Agreement and the Notes and any other Credit Document (as defined herein) that is amended and restated in connection with this Credit Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Company under the Existing Credit Agreement or any Prior Credit Document and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Prior Credit Documents or any obligations thereunder.

1.1Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” means the Notice of Account Designation Letter dated the date hereof from the Company to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Act” means such term as defined in Section 10.17.

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3.17(b), or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means such term as defined in Section 3.9(a).

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Revolving Commitments in effect from time to time, being initially ONE BILLION SEVEN HUNDRED FIFTY MILLION DOLLARS ($1,750,000,000).

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means for any day, the rate per annum set forth below opposite the applicable rating for the Company’s senior unsecured (non-credit enhanced) long term debt then in effect, it being understood that the Applicable Rate for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) the Facility Fee shall be the percentage set forth under the column “Facility Fee”, (iii) Letter of Credit Fees shall be the percentage set forth under the columns “Commercial Letter of Credit Fees” and “Term SOFR Margin and Standby Letters of Credit Fees”, as applicable, and (iv) Term SOFR Loans shall be the percentage set forth under the column “Term SOFR Margin and Standby Letters of Credit Fees”:

Pricing Level	Rating (S&P/ Moody’s)	Facility Fee	Base Rate Margin	Commercial Letter of Credit Fees	Term SOFR Margin and Standby Letter of Credit Fees
I	A+/A1 or better	0.060%	0.000%	0.3425%	0.690%
II	A/A2	0.070%	0.000%	0.4025%	0.805%
III	A-/A3	0.080%	0.000%	0.4600%	0.920%
IV	BBB+/Baa1	0.100%	0.025%	0.5125%	1.025%
V	BBB/Baa2 or lower	0.125%	0.125%	0.5625%	1.125%

The numerical classification set forth under the column “Pricing Level” shall be established based on the better of ratings by S&P and Moody’s for the Company’s senior unsecured (non-credit enhanced) long term debt (the “Debt Rating”), provided that such ratings are not more than one Pricing Level apart; and at the Pricing Level immediately below the higher of the ratings by S&P and Moody’s in the event the ratings are more than one Pricing Level apart.  If the Company has only one Debt Rating, the Pricing Level of such Debt Rating shall apply.  If the Company does not have any Debt Rating, Pricing Level V shall apply.  Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.1(j).  Thereafter, the Applicable Rate shall be determined and adjusted quarterly on the date five (5) Business Days after the end of each calendar quarter (each a “Rate Determination Date”) based on the Debt Rating in effect on the last day of the preceding calendar quarter and shall be effective until the next Rate Determination Date.  Adjustments in the Applicable Rate shall be effective as to all Loans, existing and prospective, from the date of adjustment.  The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Rate.

“Applicant Borrower” has the meaning specified in Section 3.21.

“Arrangers” means each of BofA Securities, Inc. (or an affiliate thereof), JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint bookrunners.

“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Schedule 10.3(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributed Principal Amount” means (i) in the case of Capital Leases, the amount of capital lease obligations determined in accordance with GAAP, (ii) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, and (iii) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Auto-Extension Letter of Credit” means such term as defined in Section 2.3(b).

“Auto-Reinstatement Letter of Credit” means such term as defined in Section 2.3(b).

“Average Outstanding Revolving Obligations” means, for any Utilization Period, the sum of the aggregate principal amount of Revolving Obligations outstanding under this Credit Agreement as of the end of each day during such Utilization Period, divided by the number of days in such Utilization Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Secrecy Act” means 31 U.S.C. §§ 5311 et seq., as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) Term SOFR plus 1.00%, and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.11 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowers” has the meaning specified in the opening paragraph of this Credit Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) the Administrative Agent and (ii) the applicable L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment Period” means the period from and including the Effective Date to but not including the earlier of (i) the Termination Date, and (ii) the date on which the Revolving Commitments terminate in accordance with the provisions of this Credit Agreement.

“Communication” means this Credit Agreement, any Credit Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Credit Document.

“Company” means Nucor Corporation, a Delaware corporation, as referenced in the opening paragraph, its successors and permitted assigns.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Credit Agreement and any other Credit Document).

“Consolidated Funded Debt” means Funded Debt of the Company and its subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Funded Debt to Total Capitalization Ratio” means the ratio of Consolidated Funded Debt to Consolidated Total Capitalization.

“Consolidated Group” means the Company and its consolidated subsidiaries as determined in accordance with GAAP.

“Consolidated Net Worth” means shareholders’ equity or net worth of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Capitalization” means the sum of Consolidated Funded Debt plus Consolidated Net Worth.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Credit Agreement” shall have the meaning assigned to such term in the heading hereof.

“Credit Documents” means a collective reference to this Credit Agreement, each Designated Borrower Request and Assumption Agreement, the Notes, each Issuer Document, the Guaranty, the Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” shall have the meaning assigned to such term in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (i) when used with respect to Loans, an interest rate equal to (a) the rate otherwise applicable plus 2% per annum, or (b) if no rate is specified then a rate equal to the sum of (1) the Base Rate plus (2) the Applicable Rate, if any, applicable to Base Rate Loans plus (3) 2% per annum, and (ii) when used with respect to Letter of Credit Fees, a rate equal to the then Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 3.23(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within one Business Day after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian appointed for it (including the Federal Deposit Insurance Corporation or other state or federal regulatory authority acting in its capacity as such), (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.23(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the opening paragraph of this Credit Agreement.

“Designated Borrower Notice” has the meaning specified in Section 3.21.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 3.21.

“Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Revolving Committed Amount and FIVE HUNDRED MILLION DOLLARS ($500,000,000).  The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is November [_], 2021.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Company and which is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (i) with respect to any Single Employer Plan or Multiple Employer Plan, the occurrence of a Reportable Event; (ii) the withdrawal by the Company, any Subsidiary of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan, Multiple Employer Plan or Multiemployer Plan pursuant to Section 404l or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Single Employer Plan or Multiple Employer Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiple Employer Plan; (vi) the complete or partial withdrawal of the Company, any Subsidiary of the Company or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Company, any Subsidiary or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code exist with respect to any Single Employer Plan or Multiple Employer Plan; or (viii) the failure of the Company, any Subsidiary of the Company or any ERISA Affiliate to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Single Employer Plan or Multiple Employer Plan.

“ESG” has the meaning specified in Section 3.24(a).

“ESG Amendment” has the meaning specified in Section 3.24(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means such term as defined in Section 8.1.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Lenders” has the meaning specified in the recitals hereto.

“Extension of Credit” means each of the following: (i) as to any Lender, the making of a Loan and (ii) an L/C Credit Extension.

“Facility Fee” shall have the meaning assigned to such term in Section 3.5.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee” means all fees payable pursuant to Section 3.5.

“Fee Letter” means that certain letter agreement, dated as of October 12, 2021, among the Administrative Agent, BofA Securities, Inc. and the Company, as amended, modified, supplemented or replaced from time to time.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) the Attributed Principal Amount of Capital Leases, Securitization Transactions and Synthetic Leases, (v) all Funded Debt of any partnership or joint venture, but only to the extent (A) of recourse to such Person for payment thereof or (B) that, for purposes of Section 6.6 hereof such Funded Debt of such partnership or joint venture is consolidated, in accordance with GAAP, in the financial statements of the Consolidated Group, (vi) the maximum amount of standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person, and (vii) Support Obligations in respect of Funded Debt of another Person in connection with, related to or supporting Funded Debt or issued as performance-based letters of credit (other than trade letters of credit).

“Funding Affiliate” has the meaning specified in Section 2.1.

“Funding Affiliate Lender” has the meaning specified in Section 2.1.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” has the meaning specified in Section 3.21(b).

“Honor Date” has the meaning specified in Section 2.3(c)(i).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan, the date of repayment of principal of such Loan and the Termination Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Company in its Notice of Borrowing, or such other period that is twelve months or less requested by the Company and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Termination Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Commitment Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder.  The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.1(a), or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Effective Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent.  The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Company, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Bank of America, in its capacity as an issuer of Letters of Credit hereunder, or any successor to Bank of America in its capacity as an issuer of Letters of Credit hereunder, (ii) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, or any successor to JPMorgan Chase Bank, N.A. in its capacity as an issuer of Letters of Credit hereunder, (iii) Wells Fargo Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, or any successor to Wells Fargo Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, (iv) any other Lender, appointed by the Company (with the consent of such Lender and the Administrative Agent), in its capacity as an issuer of Letters of Credit hereunder or any successor to such Lender in its capacity as an issuer of Letters of Credit hereunder, which Lender consents to its appointment by the Company as an issuer of Letters of Credit hereunder pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel; provided that the individual obligation of each L/C Issuer referenced in clauses (i) through (iii) above to issue Letters of Credit shall not exceed such L/C Issuer’s L/C Commitment.  All references to the L/C Issuer shall mean any L/C Issuer, the L/C Issuer issuing the applicable Letter of Credit, or all L/C Issuers, as the context may imply.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the L/C Issuers.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and other Persons joined as Lenders under Section 3.20 or otherwise, and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder and shall include all Letters of Credit outstanding under the Existing Credit Agreement and any of the Prior Credit Documents and set forth on Schedule 1.1(b).  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” means such term as defined in Section 3.5(d).

“Letter of Credit Report” means a certificate substantially the form of Schedule 2.3(j) or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (i) the Aggregate Revolving Committed Amount and (ii) $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans.

“Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.6 and (ii) has been approved by the Required Lenders.

“Non-Excluded Taxes” means such term as is defined in Section 3.13.

“Non-Extension Notice Date” means such term as defined in Section 2.3(b).

“Non-Reinstatement Notice Date” means such term as defined in Section 2.3(b).

“Note” or “Notes” means any Revolving Note.

“Notice of Borrowing” means, with respect to a borrowing of Revolving Loans, a written notice of borrowing as required by Section 2.1(b)(i) in substantially the form of Schedule 2.1(b)(i) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

“Obligations” means the obligations of the Borrowers pursuant to the Credit Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Participation Interest” means the purchase by a Lender of a participation in Loans as provided in Section 3.16 or in Letters of Credit as provided in Section 2.3(c).

“Parties” means the Company, each of the Designated Borrowers and each of the Lenders, including the Administrative Agent and the Syndication Agents.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Company, any Subsidiary of the Company or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.2.

“Prior Credit Documents” has the meaning specified in Section 1.1A(d).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Lender” means such term as defined in Section 3.12.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Register” shall have the meaning given such term in Section 10.3(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Requesting Lender” shall have the meaning assigned to such term in Section 3.12.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Aggregate Revolving Committed Amount, or if the Revolving Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal amount of outstanding Revolving Loans and L/C Obligations (taking into account in each case Participation Interests or obligation to participate therein); provided that the Revolving Commitment of, and outstanding principal amount of Revolving Loans and L/C Obligations (taking into account Participation Interests therein or obligation to participate therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law (whether statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Rescindable Amount” has the meaning as defined in Section 3.15(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restatement” has the meaning specified in the recitals hereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and purchase participations in L/C Obligations, each in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time, subject to adjustment as provided in Section 3.23, and the denominator of which is the Aggregate Revolving Committed Amount at such time.  The initial Revolving Commitment Percentages are set out on Schedule 2.1(a).

“Revolving Committed Amount” means, collectively, the aggregate amount of all of the Revolving Commitments and, individually, the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the amended and restated promissory notes of the Borrowers in favor of each of the Lenders evidencing the Revolving Loans in substantially the form attached as Schedule 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Obligations” means all Loans and all L/C Obligations.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanctions administered or enforced from time to time by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority in any jurisdiction in which (a) the Company or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 3.11(b).

“Securitization Transaction” means any financing transaction or series of financing transactions pursuant to which a member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payment receivables, rights to future lease payments or residuals or similar rights to payment (the “securitization receivables”) to a special purpose subsidiary or affiliate (a “securitization subsidiary”) or any other Person.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Company.

“Successor Rate” has the meaning specified in Section 3.11(b).

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such indebtedness, or (iv) to otherwise assure or hold harmless the holder of such indebtedness against loss in respect thereof.  The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the indebtedness in respect of which such Support Obligation is made.

“Sustainability Coordinator” means one or more Lenders selected by the Company (to the extent such Lender has agreed in writing to act in such capacity), in its capacity as sustainability coordinator hereunder.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association and as in effect from time to time.

“Syndication Agents” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day plus the SOFR Adjustment for such one month period;

provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Credit Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable

Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means, as to each Lender, [_______], 2026.

“UCP” has the meaning specified in Section 2.3(g).

“Unfunded Pension Liability” means the excess of a Single Employer Plan’s or Multiple Employer Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Single Employer Plan’s or Multiple Employer Plan’s assets, determined in accordance with the assumptions used for funding the Single Employer Plan or Multiple Employer Plan pursuant to Section 430 of the Code for the applicable plan year.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Utilization Period” means each calendar quarter, except that the initial Utilization Period shall commence on the Effective Date and the final Utilization Period shall end on the Termination Date.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Computation of Time Periods and Other Interpretative Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)For the purposes of computation of periods of time hereunder, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(b)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

(d)Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.1(a) hereof); provided, however, if (a)

the Company shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Company to the Lenders as to which no such objection shall have been made.

1.4Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5Times of Day; Interest Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.6Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

CREDIT FACILITIES

2.1Revolving Loans.

(a)Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (the “Revolving Loans”) to the Borrowers from time to time in the amount of such Lender’s Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, (ii) with regard to each Lender individually, the aggregate principal amount of such Lender’s Revolving Commitment Percentage of Revolving Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount and (iii) the aggregate principal amount of Revolving Obligations made to the Designated Borrowers outstanding at any time shall not exceed the Designated Borrower Sublimit.  Revolving Loans may consist of Base Rate Loans or Term SOFR Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof.  Notwithstanding anything to the contrary contained herein, any Lender (a “Funding Affiliate Lender”) may at its option elect to fund any Revolving Loan to any Designated Borrower that is a Foreign Subsidiary through any foreign or domestic branch or Affiliate (a “Funding Affiliate”) of such Funding Affiliate Lender; provided that (x) nothing herein shall constitute a commitment by any Funding Affiliate to fund any Revolving Loan, and (y) if a Funding Affiliate fails to make all or any part of such Revolving Loan, the Funding Affiliate Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (A) neither the grant to any Funding Affiliate nor the exercise by any Funding Affiliate of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Credit Agreement (including its obligations under Sections 3.6, 3.7 and 3.10), (B) no Funding Affiliate shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable and the applicable Lender shall remain liable for each such indemnity and payment obligation, and (C) the Funding Affiliate Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Revolving Loan by a Funding Affiliate hereunder shall utilize the Revolving Commitment of the Funding Affiliate Lender to the same extent, and as if, such Revolving Loan were made by such Funding Affiliate Lender.

(b)Revolving Loan Borrowings.

(i)Notice of Borrowing.  The Company shall request a Revolving Loan borrowing by irrevocable notice to the Administrative Agent, which may be given by (x) telephone or (y) a Notice of Borrowing (provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Notice of Borrowing) not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Base Rate Loans, on the third Business Day prior to the date of the requested borrowing in the case of Term SOFR Loans.  Each such Notice of Borrowing shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Base Rate Loans, Term SOFR Loans or a combination thereof, and if Term SOFR Loans are requested, the Interest Period(s) therefor, and (E) if applicable, the Designated Borrower.  If the Company shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Term SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month and (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder.  The Administrative

Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)Minimum Amounts.  Each Revolving Loan shall be in a minimum aggregate principal amount of $5,000,000, in the case of Term SOFR Loans, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Base Rate Loans, and integral multiples of $1,000,000 in excess thereof.

(iii)Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the account of the applicable Borrower as specified in Section 3.17(b), or in such other manner as the Administrative Agent may specify in writing, by 12:00 Noon on the date specified in the applicable Notice of Borrowing.  Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account designated by the applicable Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)Repayment.  The principal amount of all Revolving Loans shall be due and payable in full on the earliest of (i) the Termination Date, (ii) the date that the Loans are accelerated pursuant to Section 8.2 and (iii) the date that the Revolving Commitments are terminated pursuant to Section 3.4(a).  Additionally, Revolving Loan payments may be due in part in accordance with Section 3.3(b).

(d)Interest.

(i)Subject to the provisions of Section 3.1:

(A)Base Rate Loans.  During such periods as Revolving Loans shall comprise in whole or in part Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Rate; and

(B)Term SOFR Loans.  During such periods as Revolving Loans shall comprise in whole or in part Term SOFR Loans, such Term SOFR Loans shall bear interest at a per annum rate equal to the Term SOFR plus the Applicable Rate. The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(ii)For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(e)Revolving Notes.  The Revolving Loans shall, at the option of each Lender, be evidenced by a duly executed Revolving Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto.

(f)Maximum Number of Term SOFR Loans.  The Borrowers will be limited to a maximum number of eight (8) Term SOFR Loans outstanding at any time.  For purposes hereof, Term SOFR Loans with separate or different Interest Periods will be considered as separate Term SOFR Loans even if their Interest Periods expire on the same date.

(g)Cashless Settlement.  Notwithstanding anything to the contrary in this Credit Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

(h)Conforming Changes.  With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

2.2[Reserved].

2.3Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, from time to time on any Business Day to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the aggregate principal amount of Revolving Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, (x) the aggregate principal amount of each Lender’s Revolving Commitment Percentage of Revolving Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount and (y) the aggregate principal amount of L/C Obligations outstanding shall not exceed the Letter of Credit Sublimit and (z) the aggregate amount of the outstanding Letters of Credit issued by an L/C Issuer shall not exceed its applicable L/C Commitment.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)No L/C Issuer shall issue any Letter of Credit if:

(A)subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)the expiry date of such requested Letter of Credit would occur after the Termination Date, unless (1) all the Lenders have approved such expiry date or (2) the L/C Obligations relating to such proposed Letter of Credit and all Letter of Credit fees to accrue while such Letter of Credit is to be outstanding are Cash Collateralized on or before the day that is 15 days prior to the Termination Date then in effect in the manner described in Section 3.22.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000; or

(D)any Lender is at that time a Defaulting Lender unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 A.M. at least five (5) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the type, purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.  Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company or its Subsidiaries, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit.

(iii)If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to any L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by an L/C Issuer, the Company shall not be required to make a specific request to any L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Notice Date”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof.  Not later than 11:00 A.M. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (the “Honor Date”) at the applicable Administrative Agent’s Office, the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Company fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Company shall be deemed to have requested a Revolving Loan that is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Notice of Borrowing) and provided that, after giving effect to such Revolving Loan, the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount.  Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s notice address as specified in Section 10.1 for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Company of a Notice of Borrowing).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse any L/C

Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Credit Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding).

(ii)If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 3.16 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  The obligations of the Lenders under this clause shall survive the payment in full of the Loans and all other amounts payable hereunder and the termination of this Credit Agreement.

(e)Obligations Absolute.  The obligation of the Company to reimburse each L/C Issuer for each drawing under each Letter of Credit of such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Company or any waiver by such L/C Issuer which does not in fact materially prejudice the Company;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(vii)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency or other similar law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer.  The Company shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent or any of their Affiliates, or any Related Party of the L/C Issuers, the Administrative Agent or any of their Affiliates, nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent or any of their Affiliates, or any Related Party of the L/C Issuers, the Administrative Agent or any of their Affiliates, nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  In furtherance and not in limitation of the foregoing, (x) such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction), and (y) no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Company for, and no L/C Issuer’s rights and remedies against the Company shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)Letters of Credit Reports.  Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)on any Business Day on which the Company fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) by the 5th Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Credit Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, any principal of and, to the extent permitted by law, interest on the Loans and any other amounts then due and owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders or the Administrative Agent, bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate.

3.2Extension and Conversion.

The Company shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (a) except as provided in Sections 3.8, 3.9 and 3.11, Term SOFR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) Loans extended as, or converted into, Term SOFR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (c) any request for extension of or conversion to a Term SOFR Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (d) during the existence of an Event of Default and at the direction of the Required Lenders, Loans may not be extended as, or converted into, Term SOFR Loans.  Each such extension or conversion shall be effected by the Company by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a Term SOFR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Term SOFR Loan as, or conversion of a Base Rate Loan into, a Term SOFR Loan, the date of the proposed extension or conversion, specifying (A) the date of the proposed extension or conversion, (B) the Loans to be so extended or converted, (C) the types of Loans into which such Loans are to be converted and, if appropriate, (D) the applicable Interest Periods with respect thereto, and (E) if applicable, the Designated Borrower.  Each request for extension or conversion shall be irrevocable.  In the event the Company fails to request extension of or conversion to any Term SOFR Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then the applicable Term SOFR Loans shall be converted to Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3Prepayments.

(a)Voluntary Prepayments.  Loans may be repaid in whole or in part without premium or penalty; provided that (i) Term SOFR Loans may be prepaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Base Rate Loans may be prepaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, in each case such notice in a form reasonably acceptable to the Administrative Agent, (ii) prepayments of Term SOFR Loans must be accompanied by payment of any amounts owing under Section 3.14, and (iii) partial prepayments shall be in minimum principal amount of $5,000,000, in the case of Term SOFR Loans, or $1,000,000, in the case of Base Rate Loans, and in integral multiples of $1,000,000 in excess thereof.

(b)Mandatory Prepayments.  If at any time the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrowers shall immediately make payment on the Loans and Cash Collateralize the L/C Obligations in an amount sufficient to eliminate such excess amount, without premium or penalty; provided that payments of Term SOFR Loans must be accompanied by payment of any amounts owing under Section 3.14, unless the payment of such amounts is waived.

(c)Application of Mandatory Repayments.  Mandatory prepayments made pursuant to Section 3.3(b) shall be applied first to Revolving Loans which are Base Rate Loans, then to Revolving Loans which are Term SOFR Loans in direct order of Interest Period maturities and then (after all Revolving Loans have been repaid) to Cash Collateralize the L/C Obligations.  All mandatory prepayments made pursuant to Section 3.3(b) shall be subject to Section 3.14 and be accompanied by interest on the principal amount prepaid through the date of prepayment.  Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

3.4Termination and Reduction of the Revolving Commitment.

(a)Voluntary Reductions.  The Revolving Commitments may be terminated or permanently reduced on a pro rata basis by the Company in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that (i) after giving effect to any voluntary reduction, the aggregate principal amount of Loans outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced and (ii) partial reductions shall be in minimum principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b)Mandatory Reduction.  The Revolving Commitments hereunder shall terminate on the Termination Date.

3.5Fees.

(a)Facility Fee.  In consideration of the Revolving Commitments hereunder, the Company agrees to pay to the Administrative Agent for the ratable benefit of each Lender in accordance with its Applicable Rate a facility fee (the “Facility Fee”) equal to the Applicable Rate multiplied by the actual daily Aggregate Revolving Committed Amount in effect from time to time, regardless of usage, subject to adjustment as provided in Section 3.23.  The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), calculated on an actual/360-day basis, beginning with the first such date to occur after the Effective Date and ending on the Termination Date.  The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)[Reserved].

(c)Other Fees.  The Company agrees to pay to the Administrative Agent and the Arrangers, for their own respective accounts, fees in the amounts and at the times referred to in the Fee Letter or has been separately agreed in writing.

(d)Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, in Dollars, a Letter of Credit fee (i) for each commercial Letter of Credit equal to the Applicable Rate for Commercial Letter of Credit Fees times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate for Standby Letter of Credit Fees times daily maximum amount available to be drawn under such Letter of Credit (the Letter of Credit fees referred to in clauses (i) and (ii) above, collectively, the “Letter of Credit Fees”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.3 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 3.23(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, calculated on an actual/360-day basis, beginning with the first such date to occur after the issuance of such Letter of Credit and ending on the Termination Date, and (ii) due and payable on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Termination Date.  If there is any change in the Applicable Rate for Term SOFR Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate for Term SOFR Loans separately for each period during such quarter that such Applicable Rate for Term SOFR Loans was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(e)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Company shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit of such L/C Issuer, at a rate per annum as the Company may agree to in writing with such L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate per annum as the Company may agree to in writing with such L/C Issuer computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date, and thereafter on demand.  In addition, the Company shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

3.6[Reserved].

3.7Capital Requirements.

Subject to the provisions of Section 3.17(d), if any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered; provided, however, that such Lender or such L/C Issuer generally requires its similarly situated borrowers to make such payments.  Such Lender or L/C Issuer, as the case may be, will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation. Notwithstanding anything in this Credit Agreement to the contrary, the Borrowers shall not be obligated to make any payment to any Lender or any L/C Issuer under this Section 3.7 in respect of any Change in Law for any period more than six months prior to the date on which such Lender or such L/C Issuer gives written notice to the Borrowers of its intent to request such payment under this Section 3.7; provided, however, that if such Change in Law has retroactive effect, the Borrowers shall be required to make any such payments for the period of retroactivity.

3.8[Reserved].

3.9Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.14.

3.10Increased Costs.

Subject to the provisions of Section 3.17(d), if, after the date hereof, the adoption of or any Change in Law or in the interpretation or application thereof applicable to any Lender or any L/C Issuer, or compliance by any Lender or any L/C Issuer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender or the date on which the applicable L/C Issuer becomes the an L/C Issuer):

(a)shall subject such Lender or such L/C Issuer to any tax of any kind whatsoever with respect to any Term SOFR Loans or Letters of Credit made by it or its obligation to make Term SOFR Loans or L/C Credit Extensions, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender or such L/C Issuer, as the case may be, to comply with its obligations under Section 3.13(b) through (d)) and (ii) taxes described in clauses (A) through (D) of Section 3.13(a));

(b)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or such L/C Issuer which is not otherwise included in the determination of the Term SOFR hereunder; or

(c)shall impose on such Lender or such L/C Issuer any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such L/C Issuer, as the case may be, by an amount which such Lender or such L/C Issuer, as the case may be, deems to be material, of making, converting into, continuing or maintaining Term SOFR Loans or making L/C Credit Extensions or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Company from such Lender or such L/C Issuer, as the case may be, through the Administrative Agent, in accordance herewith, the Company shall be obligated to promptly pay (or cause the applicable Designated Borrower to promptly pay) such Lender or such L/C Issuer, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender or such L/C Issuer, as the case may be, for such increased cost or reduced amount receivable; provided, however, that such Lender or such L/C Issuer generally requires its similarly situated borrowers to make such payments; provided further, that, in any such case, the Company may elect to convert the Term SOFR Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Company shall promptly pay (or cause the applicable Designated Borrower to promptly pay) to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.14.  If any Lender or any L/C Issuer becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Company, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or such L/C Issuer, as the case may be, and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or such L/C Issuer, as the case may be, through the Administrative Agent, to the Company shall be conclusive and binding on the parties hereto in the absence of manifest error.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything in this Credit Agreement to the contrary, the Borrowers shall not be obligated to make any payment to any Lender or any L/C Issuer under this Section 3.10 in respect of any Change in Law for any period more than six months prior to the date on which such Lender or such L/C Issuer gives written notice to the Borrowers of its intent to request such payment under this Section 3.10; provided, however, that if such Change in Law has retroactive effect, the Borrowers shall be required to make any such payments for the period of retroactivity.

3.11Inability To Determine Interest Rate.

(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.11(b), and the circumstances under clause (i) of Section 3.11(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR  Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Company may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)Replacement of Term SOFR or Successor Rate.  Notwithstanding anything to the contrary in this Credit Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month  interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such  interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Credit Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Credit Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.11(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Credit Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.11  at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.  Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate so determined would otherwise be less than zero percent, the Successor Rate will be deemed to be zero percent for the purposes of this Credit Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

3.12Replacement of Lenders.

If any Lender is a Defaulting Lender or a Non-Consenting Lender or requests compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, or any Lender’s obligation to make or continue, or to convert Loans of any type into the other type of Loan, shall be suspended pursuant to Section 3.8, 3.9 or 3.11 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Company, upon three Business Days’ notice, may require that any such Lender transfer all of its right, title and interest under this Credit Agreement and such Lender’s Revolving Note to any bank or other financial institution (a “Proposed Lender”) identified by the Company that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Lender hereunder, and to purchase all of such Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Lender’s Loans, together with interest accrued thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Lender of all other amounts payable hereunder to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Article III as if all of such Lender’s Loans were being prepaid in full on such date) and (ii) if such Lender has requested compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Sections, or with respect to such Requesting Lender’s Loans is lower than that of such Lender.  Subject to the provisions of Section 10.3, such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of the Borrowers hereunder the agreements of the Borrowers contained in Sections 3.6, 3.7, 3.10, 3.13 and 10.5 (without duplication of any payments made to such Lender by the Borrowers or the Proposed Lender) shall survive for the benefit of such Lender under this Section 3.12 with respect to the time prior to such replacement.  In the case of an assignment of interests in connection with a replacement of Lenders hereunder, the Lender being replaced will execute an assignment of commitments and interests as provided in Section 10.3(b) on request; provided that the failure or refusal by the Lender being replaced to execute any such assignment shall not impair the validity of removal and replacement and transfer of its commitments and interests which shall be effective regardless of any such execution by the Lender being replaced, and further to that end, the Administrative Agent is authorized to enter into any such assignment for purposes of acknowledging the assignment of commitments and interests.

3.13Taxes.

(a)Except as provided below in this subsection, all payments made by the Borrowers under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding (A) taxes measured by or imposed upon the net income (however denominated) of any Lender or any L/C Issuer or any of their applicable Lending Offices, or any branches or affiliates thereof, (B) all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or any L/C Issuer or any of their applicable Lending Offices, or any branches or affiliates thereof, imposed: (i) by the jurisdiction under the laws of which such Lender or such L/C Issuer, as the case may be, or its applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and such Lender or such L/C Issuer, as the case may be, or its applicable Lending Office, branch or affiliate other than a connection arising solely from such Lender or such L/C Issuer, as the case may be, having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes, (C) taxes attributable to a Lender’s or an L/C Issuer’s failure or inability (other than as a result of a change in a Requirement of Law) to comply with Sections 3.13(b) through (d) and (D) any withholding Taxes imposed under FATCA.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings  (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent, any Lender or the applicable L/C Issuer hereunder or under any Notes, (A) the amounts so payable to the Administrative Agent, such Lender or the applicable L/C Issuer shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such L/C Issuer (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender or the applicable L/C Issuer that is not incorporated under the laws of the United States of America or a state thereof if such Lender or such L/C Issuer fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrowers, and (B) as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account, for the account of such Lender or for the account of such L/C Issuer, as the case may be, a certified copy of an original official receipt received by the applicable Borrower showing payment thereof.  Notwithstanding anything to the contrary contained in this Section 3.13(a), “Non-Excluded Taxes” shall include any withholding tax imposed at any time on payments made by or on behalf of a Borrower that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code to any Lender hereunder or under any other Credit Document, provided that such Lender shall have complied with Section 3.13(d).  If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, each Borrower shall indemnify the Administrative Agent, the Lenders and the applicable L/C Issuer for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, any Lender or the applicable L/C Issuer as a result of any such failure.

(b)Each Lender and each L/C Issuer that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code shall:

(i)(A)on or before the date of any payment by the Borrowers under this Credit Agreement or Notes to such Lender or such L/C Issuer, as the case may be, deliver to the Company and the Administrative Agent two (2) duly completed copies of applicable United States Internal Revenue Service Form W‑8BEN (or W-8BENE, as applicable) or

W‑8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes;

(B)deliver to the Company and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(C)obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Administrative Agent; or

(ii)in the case of any such Lender or such L/C Issuer that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (i) represent to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) agree to furnish to the Company on or before the date of any payment by the Borrowers, with a copy to the Administrative Agent two (2) accurate: and complete original signed copies of Internal Revenue Service Form W‑8BEN (or W-8BENE, as applicable), or successor applicable form certifying to such Lender’s or such L/C Issuer’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Company and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Company or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Company or the Administrative Agent, to provide to the Company (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender or such L/C Issuer to an exemption from withholding with respect to payments under this Credit Agreement and any Notes; and

(iii)if a payment made to such Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.13(b), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender or an L/C Issuer hereunder which renders all such forms inapplicable or which would prevent such Lender or such L/C Issuer from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent.  Each Person that shall become a Lender, a participant of a Lender pursuant to Section 10.3 or an L/C Issuer shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(c)Each Lender and each L/C Issuer that is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such person becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(d)With respect to a Designated Borrower that is a Foreign Subsidiary, (A) each Lender and each L/C Issuer shall use commercially reasonable efforts to lend to such Borrower through a Lending Office or in a jurisdiction that would eliminate or reduce, to the extent reasonably possible, the imposition of withholding tax in respect of payments to be made to such Lender or such L/C Issuer by such Borrower pursuant to any Credit Document and (B) each Lender and each L/C Issuer that is entitled to an exemption from, or reduction of, applicable withholding taxes in respect of payments to be made to such Lender or such L/C Issuer by such Borrower pursuant to any Credit Document agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, such documents and forms required by the relevant taxing authorities under the laws of the jurisdiction imposing such taxes, duly executed and completed by such Lender or such L/C Issuer, as are required under such laws to confirm such Lender’s or such L/C Issuer’s entitlement to such exemption from, or reduction of, such withholding taxes or otherwise to establish such Lender’s or such L/C Issuer’s status for withholding tax purposes in such jurisdiction.  Each Lender and each L/C Issuer shall promptly (i) notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or such L/C Issuer, and as may be reasonably necessary (including the re‑designation of its Lending Office) to avoid any requirement of Applicable Laws of any such jurisdiction that such Borrower make any deduction or withholding for taxes from amounts payable to such Lender or such L/C Issuer.

(e)Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (e), in no event will the Administrative Agent, Lender or the applicable L/C Issuer be required to pay any amount to a Borrower pursuant to this subsection (e) the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-tax position than such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(f)Each party’s obligations under Sections 3.6 through 3.13 hereof shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder.

(g)For purposes of this Section 3.13, the term “Applicable Law” includes FATCA.

3.14Indemnity.

The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur (excluding loss of profit and other than through such Lender’s gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction) as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Term SOFR Loans after the Company or such Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by any Borrower in making any prepayment of a Term SOFR Loan after the Company or such Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Term SOFR Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Term SOFR Loans, such payment may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the offshore interbank market (but excluding loss of profits).  The covenants of the Borrowers set forth in this Section 3.14 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

Notwithstanding the foregoing, the Borrowers shall have no obligations pursuant to this Section 3.14 with regard to the assignment, reallocation, termination and/or conversion of one or more Loans outstanding under the Existing Credit Agreement as of the Effective Date (as referenced in Section 1.1A) from a Loan under the Existing Credit Agreement to a Loan under this Credit Agreement.

3.15Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a)Loans.  Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Facility Fees, each payment of the Letter of Credit Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and Participation Interests.

(b)Advances.

(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Term SOFR Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, as the case may be, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to Base Rate Loans.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, any L/C Issuer or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

3.16Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement; provided that the provisions of this Section 3.16 shall not be construed to apply to (a) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) the application of Cash Collateral provided for in Section 3.22, or (c) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section 3.16 shall apply).  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored.  Each Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation.  Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or such other Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent or such other Lender in connection with the foregoing.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

3.17Payments, Computations, Etc.

(a)Each payment on account of an amount due from the Borrowers hereunder or under any other Credit Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein.  Upon request, the Administrative Agent will give the Company a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error.  Each Borrower agrees that its obligation to make each payment on account of such amount shall be enforceable as an additional or alternative claim for recovery of the amount (if any) by which such actual receipt shall fall short of the full amount payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b)Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, not later than 2:00 P.M. (local time in the place where such payment is required to be made pursuant to this subsection (b)) to the account specified on Schedule 3.17(b) or at such other place as may be designated by the Administrative Agent to the Company in writing.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  In the event that a Borrower desires to make any payments hereunder by wire transfer initiated outside of the United States that is originated by any Person other than a Borrower, the Company shall provide the Administrative Agent with one Business Day’s prior written notice containing the name, address, telephone and facsimile numbers of the wire transfer originator and the originator’s relationship to the Borrowers.  The applicable Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders subject to the terms of Section 3.15(a)).  The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Term SOFR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) which shall be calculated based on a year of 365 or 366 days, as appropriate.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(c)Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, any L/C Issuer or any Lender on account of the Revolving Obligations or any other amounts outstanding under any of the Credit Documents shall, subject to the provisions of Sections 3.22 and 3.23, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent pursuant to the terms of the Credit Documents;

THIRD, to the payment of all permitted reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each L/C Issuer and the Lenders in connection with enforcing its rights under the Credit Documents with respect to the Extensions of Credit owing to such Lender or such L/C Issuer, as applicable;

FOURTH, to the payment of all accrued interest and fees on or in respect of Extensions of Credit under the Credit Documents;

FIFTH, to (a) the payment of the outstanding principal amount of the Loans and L/C Borrowings under the Credit Documents and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.3 and 3.22;

SIXTH, to all other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders and each L/C Issuer shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Extensions of Credit held by such Lender bears to the aggregate then outstanding Extensions of Credit) of amounts available to be applied pursuant to clauses “FOURTH” and “SIXTH” above.

(d)Delay in Requests for Additional Amounts.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation under Sections 3.7 and 3.10 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing Sections for increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, shall have notified the Borrowers of the circumstances giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the circumstances giving rise to the increased costs or reductions is retroactive, then the aforementioned six month period shall be extended to include the period of retroactive effect).

3.18Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 3.7 or 3.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Commitment of such Lender or the affected Loans of such Lender through another Lending Office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 3.7 or 3.13 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitment or Loans through such other Lending Office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitment or Loans or would not be otherwise disadvantageous to the interests of such Lender. Each Lender may make any Extension of Credit to a Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Extension of Credit in accordance with the terms of this Credit Agreement.

3.19Evidence of Debt.

(a)Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrowers from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement.  Each Lender will make diligent efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrowers and each Lender’s share thereof.  The Administrative Agent will make diligent efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

3.20Increase in Revolving Commitments.

(a)Request for Increase. Provided no Event of Default exists and is continuing and the Company has made no voluntary reduction of the Aggregate Revolving Committed Amount pursuant to Section 3.4, upon notice to the Administrative Agent, the Company may from time to time, request an increase in the Aggregate Revolving Committed Amount by an amount (for all such requests) not exceeding FIVE HUNDRED MILLION DOLLARS ($500,000,000); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Company may make a maximum of five such requests.

(b)Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Company and each Lender of each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the applicable L/C Issuer (which approvals shall not be unreasonably withheld), the Company may, at its option, request that the existing Lenders provide for any such increase in the Aggregate Revolving Committed Amount or invite additional banks to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.  To the extent the Company seeks any increase from existing Lenders, it shall (in consultation with the Administrative Agent) specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(c)Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(d)Effective Date and Allocations.  If the Aggregate Revolving Committed Amount is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative

Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) each Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 3.20, the representations and warranties contained in subsections (a) and (b) of Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (y) no Default exists and (ii)(A) upon the reasonable request of any Lender made at least three (3) days prior to the Increase Effective Date, each Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least seven (7) days prior to the Increase Effective Date and (B) at least three (3) days prior to the Increase Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.  The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)Conflicting Provisions.  This Section shall supersede any provisions in Sections 3.16 or 10.6 to the contrary.

3.21Designated Borrowers.

(a)The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Schedule 3.21(a) (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to and as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require.  Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Schedule 3.21(b) (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Credit Agreement; provided that no Notice of Borrowing or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date; provided, further, that the Designated Borrower Notice shall be rendered null and void in the event that any Lender provides notice to the Administrative Agent within 15 days of such Lender’s receipt of the Designated Borrower Request and Assumption Agreement that the Applicant Borrower is organized under the laws of a jurisdiction in which such Lender is prohibited from making Revolving Loans, or that the making of the Revolving Loans to the Applicant Borrower would reasonably be expected to result in material adverse non-U.S. regulatory consequences for such Lender, each as reasonably determined by such Lender.

(b)The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature.  The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature and shall be guaranteed by the Company pursuant to its execution of a guaranty in substantially the form of Schedule 3.21(c) (the “Guaranty”).

(c)Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 3.21 hereby irrevocably appoints the Company as its agent for the following purposes relevant to this Credit Agreement and each of the other Credit Documents (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and (iii) service of process in accordance with Section 10.10 (the “Process Agent”).  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Designated Borrower.  The Company hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to the applicable Designated Borrower all legal process addressed to such Designated Borrower received by the Process Agent.

(d)The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

3.22Cash Collateral.

(a)Certain Credit Support Events.  (i) Upon the request of the Administrative Agent or an L/C Issuer (A) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations.

(ii)At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable L/C Issuer, the Company shall deliver to the Administrative Agent Cash Collateral (or make other arrangements satisfactory to the applicable L/C Issuer in lieu thereof) in an amount sufficient to cover all Fronting Exposure (after giving effect to the reallocation of commitments under Section 3.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of

America.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.22(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby (including by reason of exchange rate fluctuations), the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 3.22 or Sections 2.3, 3.3, 3.23 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.3(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower shall not be released if an Event of Default then exists (and following application as provided in this Section 3.22 may be otherwise applied in accordance with Section 3.17(c)), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.23Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 10.6.

(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.23(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  That Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to Section 3.5(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the aggregate principal amount of the Revolving Loans funded by it and (2) its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3, Section 3.22, or Section 3.23(a)(ii), as applicable (and the Company shall (A) be required to pay to the applicable L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.5(d).

(iv)Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.3, the “Revolving Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default then exists; (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender; and (iii) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time).  Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure.  If the Company, the Administrative Agent and the applicable L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 3.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.24Sustainability Adjustments.

(a)ESG Amendment.  After the Effective Date, the Company, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPI’s”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Company and its Subsidiaries.  The Sustainability Coordinator, the Company and the Administrative Agent may amend this Credit Agreement in accordance with Section 10.6 (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Credit Agreement.  Upon effectiveness of any such ESG Amendment, based on the Company’s performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the Applicable Rate for the Facility Fee, Applicable Rate for Base Rate Loans, and Applicable Rate for Term SOFR Loans and Letter of Credit Fees will be made; provided that the amount of such adjustments shall not exceed (x) a 0.010% increase and/or decrease in the otherwise applicable Applicable Rate for the Facility Fee and (y) a 0.040% increase and/or decrease in the otherwise applicable Applicable Rate for Base Rate Loans, and Applicable Rate for Term SOFR Loans and Letter of Credit Fees, and the adjustments to the Applicable Rate for Base Rate Loans shall be the same amount, in basis points, as the adjustments to the Applicable Rate for Term SOFR Loans and Letter of Credit Fees; provided that in no event shall the Applicable Rate for Loans be less than zero.  The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Company and the Sustainability Coordinator (each acting reasonably).  Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Company and the Required Lenders if such modification does not have the effect of reducing the Facility Fee, Applicable Rate for Base Rate Loans, or Applicable Rate for Term SOFR Loans and Letter of Credit Fees to a level not otherwise permitted by this paragraph (it being understood that any such modification having the effect of reducing the Applicable Rate for the Facility Fee, Applicable Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans and Letter of Credit Fees to a level not otherwise permitted by this paragraph would require approval by all affected Lenders in accordance with Section 10.6).

(b)Sustainability Coordinator.  The Sustainability Coordinator will (i) assist the Company in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Company in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

ARTICLE IV

CONDITIONS

4.1Conditions to Closing.

This Credit Agreement shall become effective upon the Effective Date, subject to the satisfaction of the following conditions precedent:

(a)Execution of Credit Agreement and Credit Documents.  Receipt of (i) multiple counterparts of this Credit Agreement and (ii) a Revolving Note for each Lender, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b)Legal Opinion.  Receipt of a favorable opinion of Moore & Van Allen, PLLC, counsel to the Borrowers, addressed to the Administrative Agent and the Lenders, substantially in the form of Schedule 4.1(b).

(c)Corporate Documents.  Receipt of the following (or their equivalent) for each Borrower:

(i)Articles of Incorporation.  Copies of the certificate of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

(ii)Resolutions.  Copies of resolutions of the Board of Directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iii)Bylaws.  Copies of the bylaws or comparable operating agreement certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iv)Good Standing.  A certificate of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authority of the state of organization.

(v)Secretary’s Certificate.  A Secretary’s certificate for each Borrower dated as of the Effective Date substantially in the form of Schedule 4.1(c)(v) with appropriate insertions and attachments.

(d)Fees.  Receipt of all fees, if any, then owing pursuant to the Existing Credit Agreement, the Fee Letter, Section 3.5 or pursuant to any Credit Documents.

(e)Section 4.2 Conditions.  The conditions specified in Section 4.2 shall be satisfied if an Extension of Credit is made on the Effective Date.

(f)Account Designation Letter.  Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(g)Payment Instructions.  Receipt by the Administrative Agent of payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrowers on the Effective Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(h)Financial Information.  Receipt by the Administrative Agent of the consolidated financial statements of the Company and its consolidated subsidiaries referred to in Section 5.1; provided, that financial statements required to be delivered pursuant to this sentence may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(i)No Material Adverse Effect, Solvency, Pro Forma Compliance.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer certifying (i) no Material Adverse Effect has occurred since June 30, 2021, (ii) there is no pending litigation, proceeding or bankruptcy with respect to the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (iii) the Company is solvent as of the Effective Date, and (iv) the Company is in pro forma compliance with the covenant in Section 6.6 as of the Effective Date.

(j)Debt Rating.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer certifying the current Debt Rating.

(k)Beneficial Ownership.  (i) Upon the reasonable request of any Lender made at least three (3) days prior to the Effective Date, each Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least seven (7) days prior to the Effective Date and (ii) at least three (3) days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

4.2Conditions to All Extensions of Credit.

The obligation of each Lender and each L/C Issuer to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)Representations and Warranties.  The representations and warranties made by the Borrowers herein (except for those in Sections 5.5, 5.7, 5.8 and 5.11 which shall not be made regarding any Extension of Credit after the Effective Date) or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except (i) for those which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date, (ii) for those which are already qualified by materiality, which shall be true and correct in all respects and (iii) for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b)No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c)Additional Conditions to Revolving Loans.  If a Revolving Loan is requested pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

(d)Additional Conditions to L/C Credit Extensions.  If an L/C Credit Extension is requested pursuant to Section 2.3, all conditions set forth therein shall have been satisfied.

(e)Designated Borrower.  If the applicable Borrower is a Designated Borrower, then the conditions of Section 3.21 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(f)Officer’s Certificate.  With respect only to the initial Extension of Credit made hereunder, the Administrative Agent shall have received a Notice of Borrowing (or L/C Application, if applicable) and a certificate of a Responsible Officer certifying that the Borrowers have satisfied any other conditions mutually agreeable to the parties.

(g)Each request for an Extension of Credit and each acceptance by the Borrowers of an Extension of Credit shall be deemed to constitute a representation and warranty by each of the Borrowers as of the date of such Extension of Credit that the conditions in paragraphs (a) through (d) of this Section have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the L/C Issuers to enter into this Credit Agreement and to make Extensions of Credit herein provided for, except as otherwise provided in Section 5.15, each Borrower hereby represents and warrants to the Administrative Agent, each Lender and each L/C Issuer that:

5.1Financial Condition.

Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

(a)audited consolidated balance sheet of the Company and its consolidated subsidiaries dated as of December 31, 2020, together with related statements of income and cash flows certified by PricewaterhouseCoopers LLP, certified public accountants; and

(b)a company-prepared consolidated condensed balance sheet of the Company and its consolidated subsidiaries dated as of June 30, 2021, together with related consolidated condensed statements of income and cash flows.

5.2Organization; Existence.

Each Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.3Power; Authorization; Enforceable Obligations.

Each Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by any Borrower or with the execution, delivery or performance of any Credit Documents by any Borrower (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission (or the laws, rules and regulations administered by it), and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against any Borrower.  Each Credit Document to which it is a party and all materials provisions therein constitute valid and legally binding obligations of each Borrower enforceable in accordance with their respective terms and shall provide the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4Conflict.

The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds of the Extensions of Credit will not (a) violate in any material respect any Requirement of Law applicable to any Borrower (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.

5.5No Material Litigation.

Except as set forth on Schedule 5.5 no claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against any Borrower or any member of the Consolidated Group or against any of their respective properties which (a) purport to call into question the validity or enforceability of the Credit Documents or any of the transactions contemplated hereby or thereby, or (b) is reasonably likely to have a Material Adverse Effect.

5.6No Default.

No Default or Event of Default has occurred and is continuing.

5.7Taxes.

Except for such tax-related litigation disclosed on Schedule 5.7, the Company and each of its Subsidiaries have timely filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Company, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP (if applicable) have been provided on the books of such Person), and no tax Lien has been filed with respect to any such tax, fee or other charge.

5.8ERISA.

Except as is not reasonably likely to have a Material Adverse Effect:

(a)(i) No ERISA Event has occurred during the five-year period ending on the date this representation is made or deemed made or is reasonably expected to occur, with respect to any Plan; (ii) no Unfunded Pension Liability exists with respect to any Single Employer or Multiple Employer Plan; (iii) each Plan (other than a Multiemployer Plan) has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)Neither the Company nor any ERISA Affiliate has incurred, or, to the knowledge of the Company, could be reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.

(c)No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Company or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.  There are no pending, or to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(d)Neither the Company nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement No. 106.

5.9Governmental Regulations, Etc.

(a)Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any “margin stock” within the meaning given such term under Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations thereunder, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

(b)No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

5.10Purpose of Extensions of Credit.

The Extensions of Credit will be used for general corporate purposes, including, without limitation, working capital, capital expenditures, acquisitions, payment of debt, repurchase of stock and to backup or support the issuance of industrial revenue bonds.

5.11Compliance with Laws; Contractual Obligations.

The Company and its Subsidiaries are in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor its Subsidiaries are in default under or with respect to any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound in any respect which would reasonably be expected to have a Material Adverse Effect.

5.12Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by the Borrowers in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading, except for inaccuracies or omissions which would not reasonably be expected to have a Material Adverse Effect.  There is no fact now known to the Borrowers which would reasonably be expected to have a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries furnished to the Administrative Agent and/or the Lenders prior to the date hereof, or in any certificate, opinion or other written statement made or furnished by the Borrowers to the Administrative Agent and/or the Lenders prior to the date hereof.

5.13Environmental Matters.

Except as set forth on Schedule 5.13:

(a)To the knowledge of the Borrowers or except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the Borrowers (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)To the knowledge of the Borrowers or except where such violation or contamination would not reasonably be expected to have a Material Adverse Effect, (i) the Properties and all operations of the members of the Consolidated Group at the Properties are in compliance, and have in the last five years been in compliance, in all respects with all applicable Environmental Laws, and (ii) there is no contamination by Materials of Environmental Concern at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the members of the Consolidated Group (the “Business”).

(c)Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, none of the members of the Consolidated Group has received any written notice of violation, alleged violation, non-compliance, liability or potential liability arising under Environmental Laws with regard to any of the Properties or the Business.

(d)To the knowledge of the Borrowers or except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)No judicial proceeding or governmental or administrative action, to the knowledge of the Borrowers, is pending or threatened under any Environmental Law to which any of the members of the Consolidated Group is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business which would reasonably be expected to have a Material Adverse Effect.

(f)To the knowledge of the Borrowers or except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the members of the Consolidated Group in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

5.14Taxpayer Identification Number; Other Identifying Information.

The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.1.

5.15Representations as to Foreign Borrowers.

Each of the Company and each Designated Borrower that is a Foreign Subsidiary represents and warrants to the Administrative Agent and the Lenders that:

(a)Such Foreign Subsidiary is subject to civil and commercial laws with respect to its obligations under this Credit Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Subsidiary, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Subsidiary of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b)The Applicable Foreign Borrower Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Subsidiary is organized and existing for the enforcement thereof against such Foreign Subsidiary under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Subsidiary is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Foreign Subsidiary pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.

(d)The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Subsidiary are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.16OFAC.  Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or (c) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

Anti-Corruption Laws; Anti-Money Laundering Laws.  The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and Anti-Money Laundering Laws in all material respects.  The Company has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18Not an Affected Financial Institution.  None of the Company nor its Subsidiaries constitutes an Affected Financial Institution.

5.19Beneficial Ownership Certification.  As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.20Covered Entities.  Neither the Company nor any of its Subsidiaries is a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that so long as this Credit Agreement is in effect and until all of the Revolving Commitments have been terminated, no Loans or Letter of Credit remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

6.1Financial Statements.

The Company will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)Audited Financial Statements.  As soon as available, but in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)Company-Prepared Financial Statements.  As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters, a company-prepared consolidated balance sheet of the Company and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

6.2Certificates; Other Information.

The Company will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)Officer’s Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Borrower has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.  Such certificate shall include the calculations required to indicate compliance with Section 6.6.  A form of Officer’s Certificate is attached as Schedule 6.2(a).

(b)Public Information.  Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 6.1) and other financial information which the Company sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(c)Notice of Default.  Prompt notice of the occurrence of any Event of Default.

(d)Beneficial Ownership.  Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

(e)Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, including, without limitation, any information requested pursuant to the Administrative Agent’s or any Lender’s customer identification program or anti-money laundering program under the Bank Secrecy Act.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically (including without limitation pursuant to (x) delivery by email in accordance with Section 10.1, (y) the methods described in the following clause (i) or (z) the methods described in the following clause (ii)) and if so delivered electronically pursuant to either of the following clauses (i) or (ii), shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Each Borrower acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).  Each Borrower acknowledges and the Administrative Agent, the Arrangers and the Lenders agree that none of the Lenders will be “public side” Lenders (i.e. Lenders that do not wish to receive material non‑public information with respect to any Borrower or its securities) (each a “Public Lender”).  Each Borrower, the Administrative Agent, the Arrangers and the Lenders hereby agree that (x) all Borrower Materials shall be treated as private and may contain material non‑public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws and (y) the Administrative Agent and the Arrangers shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “Public Lender” or “Public Investor”.  Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.3Maintenance of Existence and Compliance with Law.

(a)Each Borrower will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and licenses necessary or desirable in the normal conduct of its business.  The Company shall cause each Designated Borrower to remain a Subsidiary of the Company for so long as such entity has the right to receive Revolving Loans hereunder or has an outstanding Revolving Loan hereunder.

(b)Each Borrower will, and will cause its Subsidiaries to, (i) comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA matters) applicable to them except to the extent that failure to comply with all Requirements of Law would not, in the aggregate, have a Material Adverse Effect, and (ii) without limiting the generality of clause (i), comply in all respects with all Requirements of Law in the use of proceeds of the Loans.

(c)Each Borrower will, and will cause its Subsidiaries to, perform and satisfy its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.

6.4Maintenance of Property; Insurance.

Each Borrower will, and will cause its Subsidiaries to, keep all material property necessary in its business in reasonably good working order and condition (ordinary wear and tear and obsolescence excepted); maintain casualty insurance (including self-insurance) with such coverage and deductibles, and in such amounts as determined by such Borrower in its good faith business judgment; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

6.5Inspection of Property; Books and Records; Discussions.

(a)Each Borrower will, and will cause its Subsidiaries to, keep proper corporate books and financial records in relation to its businesses and activities in conformity with GAAP (if applicable) and Requirements of Law.

(b)Each Borrower will, and will cause its Subsidiaries to, permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client, work product or other privilege and materials which such Borrower and its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon such Borrower or its Subsidiaries), and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants.  The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrowers.

6.6Consolidated Funded Debt to Total Capitalization Ratio.

The Consolidated Funded Debt to Total Capitalization Ratio will not at any time exceed 60%.

6.7Approvals and Authorizations.

Each Designated Borrower that is a Foreign Subsidiary shall maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which such Foreign Subsidiary is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Credit Documents.

6.8Anti-Corruption Laws; Anti-Money Laundering Laws.  The Company will, and will cause its Subsidiaries to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and Anti-Money Laundering Laws, and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower covenants and agrees that so long as this Credit Agreement is in effect and until all of the Revolving Commitments have been terminated, no Loans or Letters of Credit remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

7.1Negative Pledge.

Such Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien on any of its respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a)Liens existing on the date hereof and securing indebtedness outstanding on the date hereof, each of which is set forth on Schedule 7.1;

(b)Liens securing inter-company indebtedness owed to members of the Consolidated Group other than Liens securing inter-company indebtedness owed by a Borrower;

(c)Liens on property and assets of any Person existing at the time such Person becomes a member of the Consolidated Group and not created in contemplation thereof, and provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(d)Liens on property or assets securing indebtedness incurred or assumed for the purpose of financing all or any part of the costs of acquiring, improving or constructing such property or assets; provided that (i) with respect to real property (and personal property constituting a part of a project which is the subject of an industrial revenue bond, private activity bond, solid waste disposal bond or similar financing), such Lien attaches concurrently with or within eighteen (18) months after the date of acquisition, completion, construction or improvement (including without limitation liens in connection with industrial revenue bonds, private activity bonds, solid waste disposal bonds or other similar financing activity), (ii) with respect to personal property (other than the personal property referenced in clause (i) hereof), such Lien attaches concurrently with or within six (6) months after the date of acquisition, and (iii) such Lien shall extend only to the property or asset to be acquired or improved with such financing;

(e)Liens on property and assets prior to the acquisition thereof and not created in contemplation thereof, provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(f)Liens arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a Lien permitted by any of the foregoing clauses of this Section, provided that (i) such indebtedness is not secured by any additional property or assets, and (ii) the amount of such indebtedness secured by such Lien is not increased;

(g)Liens incidental to the conduct of their business or the ownership of their assets that arise out of transactions involving the sale or purchase of goods or services on a consignment basis and that do not (i) secure Funded Debt or (ii) in the aggregate materially detract from the value of the assets or materially impair the use thereof in the operation of business;

(h)Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i)Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(j)Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(k)Liens on accounts and receivables established or arising in connection with a securitization of such accounts or accounts receivable or a secured borrowing of money that requires the pledge of or a security interest in such accounts and receivables, provided that (i) such Lien encumbers only the accounts and receivables which are the subject of the securitization, and (ii) in the case of a secured borrowing of money any such Lien shall at all times be confined solely to such accounts and receivables that are required to secure such borrowing; and

(l)Liens not otherwise permitted by the foregoing clauses of this Section securing Funded Debt (other than the loans and obligations owing hereunder) in an aggregate principal amount at any time outstanding not to exceed $150,000,000.

7.2Consolidation, Merger and Sale of Assets.

(a)No Borrower will enter into a transaction of merger or consolidation, except the Borrowers may enter into a transaction of merger or consolidation with any other Person so long as (A) such Borrower is the surviving entity, and (B) no Default or Event of Default will exist immediately after giving effect thereto.

(b)No Borrower will convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions or effected pursuant to a Division or otherwise) 50% or more of the consolidated assets of such Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so (including a merger or consolidation of a Subsidiary where the Subsidiary is not the surviving entity), except that a Borrower may dispose of assets to Subsidiaries and any Subsidiary of a Borrower may dispose of assets to any other Subsidiary of a Borrower, provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

7.3Use of Proceeds.  No Borrower shall use the proceeds of any Extension of Credit, directly or indirectly, to purchase or carry margin stock (in violation of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.4Sanctions.  No Borrower shall directly or, to the Company’s or any other Borrower’s knowledge, indirectly use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.5Anti-Corruption Laws; Anti-Money Laundering Laws.  No Borrower shall directly or, to the Company’s or any other Borrower’s knowledge, indirectly use the proceeds of any Extension of Credit for any purpose that would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, Anti-Money Laundering Laws and other similar anti-corruption or anti-money laundering legislation in other jurisdictions, in each case, where any Borrower or any of its Subsidiaries conduct business.

ARTICLE VIII

EVENTS OF DEFAULT

8.1Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)the failure (i) to pay when due any principal of any Loan or L/C Obligation; or (ii) to pay within five (5) Business Days following receipt by the Company of notice that any interest, fees or other amounts owing hereunder or under any of the other Credit Documents is due (provided that notice hereunder shall be deemed satisfied by any regular invoice or other similar payment correspondence and does not require any type of special notice of late payment); or

(b)any representation, warranty, certification or statement made or deemed made by a Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered pursuant hereto or thereto, shall prove untrue or misleading in any material respect when made or deemed made; or

(c)the failure to observe or perform those covenants contained in Sections 6.2(c), 6.3(a) (with respect to existence), 6.5(b), 6.6 or in Article VII; or

(d)the failure to observe or perform any other covenants or agreements contained herein or in the other Credit Documents (other than those covered by the foregoing clauses (a), (b) or (c) of this Section), and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) first knowledge thereof by a Responsible Officer of any Borrower and (ii) notice by the Administrative Agent to the Company thereof; or

(e)with respect to Funded Debt of the Company and its wholly owned Subsidiaries (other than Funded Debt hereunder) in excess of $100,000,000 in principal amount, (i) there shall occur a default in the payment of any principal or interest amount when due (beyond applicable grace or cure periods, if any) of any such Funded Debt, or (ii) the principal amount of any such Funded Debt shall be declared due and payable or required to be repaid prior to its stated maturity, whether by acceleration, mandatory prepayment or otherwise, due to a default by a Borrower; or

(f)a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(g)an involuntary case or other proceeding shall be commenced against a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against a Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(h)one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed or unbonded for a period of thirty (30) days; or

(i)(i) the Company or any ERISA Affiliate shall fail to pay when due any amount in excess of $100,000,000 which it shall have become liable to pay to the PBGC or to a Single Employer Plan, Multiple Employer Plan or Multiemployer Plan under Title IV of ERISA; or (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Single Employer Plan, Multiple Employer Plan or Multiemployer Plan or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 42l9(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or (iii) a condition of which the Company has knowledge shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Single Employer Plan, Multiple Employer Plan or Multiemployer Plan must be terminated; or

(j)a federal tax lien shall be filed against a Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Company or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of thirty (30) days after the date of filing; or

(k)any Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or the Company or any other Borrower contests in any manner the validity or enforceability of any Guaranty; or, except upon satisfaction in full of all of the Obligations, the Company denies that it has any or further liability or obligation under any Guaranty, or purports to revoke, terminate or rescind any Guaranty; or

(l)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company shall have been removed or replaced within a 12 month period as the result of a merger, consolidation or similar business combination involving the Company.

8.2Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Company take any or any combinations of the following actions:

(a)Termination of the Revolving Commitments.  Declare the Revolving Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions terminated, whereupon the Revolving Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions shall be immediately terminated.

(b)Acceleration.  Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrowers to the Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

(c)Cash Collateralization.  Require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof).

(d)Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents, whether at law or in equity.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(f) or (g) shall occur, then the Revolving Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees, and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by each Borrower.

ARTICLE IX

AGENCY PROVISIONS

9.1Appointment.

Each Lender and each L/C Issuer hereby designates and appoints Bank of America as administrative agent of such Lender to act as specified herein and in the other Credit Documents, and each Lender and each L/C Issuer hereby authorizes the Administrative Agent as the Administrative Agent for such Lender and such L/C Issuer, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Each Lender and each L/C Issuer further directs and authorizes the Administrative Agent to execute releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents.  Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender or any L/C Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent.  The provisions of this Section are solely for the benefit of the Administrative Agent, the L/C Issuers and the Lenders;  no Borrower shall have any rights as a third party beneficiary of the provisions hereof.  In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower or any of their affiliates.

9.2Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3Exculpatory Provisions.

(a)The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Documents or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(iv)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.6 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or a L/C Issuer; and

(b)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers, independent accountants and other experts selected by the Administrative Agent with reasonable care).  The Administrative Agent may deem and treat the Lenders as the owners of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults on payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received notice from a Lender or the Company referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers hereunder.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers.  Each Lender and L/C Issuer represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing.  Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.7Indemnification.

The Lenders agree to indemnify each of the Administrative Agent in its capacity as such and each L/C Issuer in each of their capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment (or if the Revolving Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrowers hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such or any L/C Issuer in its capacity as such in any way relating to or arising out of this Credit

Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the applicable L/C Issuer, as the case may be, as determined by a court of competent jurisdiction by final and nonappealable judgment.  If any indemnity furnished to the Administrative Agent or the applicable L/C Issuer for any purpose shall, in the opinion of the Administrative Agent or such L/C Issuer, as the case may be, be insufficient or become impaired, the Administrative Agent or such L/C Issuer may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Revolving Commitments hereunder.

9.8Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company, its Subsidiaries or their affiliates as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to the Loans made by the Administrative Agent hereunder and all obligations of the Borrowers hereunder and under the other Credit Documents, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9Successor Administrative Agent.

Each of the Administrative Agent and any L/C Issuer may at any time give notice of its resignation to the Lenders, the other L/C Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  In the case of a retiring Administrative Agent, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this

Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

In the event of any dismissal or resignation by any L/C Issuer, any Letters of Credit issued by such retiring L/C Issuer shall remain outstanding until termination pursuant to their terms and such retiring L/C Issuer shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all such Letters of Credit and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)), but excluding the right to consent to eligible assignees hereunder and the obligation to issue new Letters of Credit.

9.10No Other Duties, Etc.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement or the other Credit Documents as a “Co-Syndication Agent”, “Co-Documentation Agent”, “Joint Bookrunner” or “Joint Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement and the other Credit Documents other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

9.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Credit Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Credit Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Credit Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related hereto or thereto).

9.12Recovery of Erroneous Payments.

Without limitation of any other provision in this Credit Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

10.1Notices.

(a)General.  Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)if to a Borrower, the Administrative Agent or the L/C Issuers, to the address, telecopier number, e-mail address or telephone number specified for such Person on Schedule 10.1 or at such other address as such party may specify by written notice to the other parties hereto; and

(ii)if to any other Lender, to the address, telecopier number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, each L/C Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, and the L/C Issuers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing and Letter of Credit Applications) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2Right of Set-Off.

In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and each L/C Issuer is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender or such L/C Issuer (including, without limitation branches, agencies or affiliates of such Lender or such L/C Issuer wherever located) to or for the credit or the account of any Borrower against obligations and liabilities of such Borrower to such Lender or such L/C Issuer hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender or such L/C Issuer shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender or such L/C Issuer subsequent thereto; provided that in the event any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed to be held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Any Person purchasing a participation in the Loans and Revolving Commitments hereunder pursuant to Section 3.16 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3Benefit of Agreement.

(a)Generally.  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that no Borrower may assign or transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.3, provided, however that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or selling participations in such Lender’s Loans and/or Revolving Commitment hereunder to its parent company and/or to any affiliate or Subsidiary of such Lender.

(b)Assignments.  Each Lender may assign all or a portion of its rights and obligations hereunder, pursuant to an Assignment Agreement, to (i) one or more Lenders or affiliates or Subsidiaries of a Lender, or (ii) any one or more other commercial banks, financial institutions or “accredited investors” (as defined in Regulation D of the Securities Act of 1933) reasonably acceptable to the Administrative Agent (such consent shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, with the approval of the Company (which approval shall not be unreasonably withheld or delayed and the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Revolving Commitments being assigned by such Lender) of the Revolving Commitments and in integral multiples of $1,000,000 above such amount; (ii) each such assignment shall be of a constant, not varying, percentage of all such Lender’s rights and obligations under this Credit Agreement; and (iii) no such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).  Any assignment hereunder shall be effective upon delivery to the Administrative Agent of written notice of the assignment together with (x) a transfer fee of $3,500 payable to the Administrative Agent for its own account from and after the later of (i) the effective date specified in the applicable Assignment Agreement and (ii) the date of recording of such assignment in the Register pursuant to the terms of subsection (c) below; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that the Company shall not be required to pay such transfer fee unless the assignment shall be made at the request of the Company pursuant to Section 3.12; and (y) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (2) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.  The assigning Lender will give prompt notice to the Administrative Agent and the Company of any such assignment.  Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, the Company as provided herein), any assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Revolving Commitments components being assigned.  Along such lines each Borrower agrees that upon notice of any such assignment to the Company, it will promptly provide to the assigning Lender and to any assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note.  By executing and delivering an Assignment Agreement in accordance with this Section 10.3(b), the assigning Lender thereunder and any assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrowers or any of their affiliates or the performance or observance by any Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) any such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (iv) any such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) any such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) any such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) any such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender (including without limitation the requirements of Section 3.13).

(c)Maintenance of Register.  The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Lender Assignment Agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type and Interest Period of each Loan outstanding hereunder, the L/C Obligations outstanding hereunder and the names, addresses and the Revolving Commitments of the Lenders pursuant to the terms hereof from time to time (the “Register”).  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Administrative Agent will make diligent efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary.  The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Company, each L/C Issuer and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender’s interests and/or obligations hereunder (other than to the Company or any of its Subsidiaries or Affiliates, a Defaulting Lender or any of its Subsidiaries or Affiliates or a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons)); provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or Fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or Fees in which the participant is participating, or (C) increase the amount of such participant’s participation over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the participation amount (through a reduction in the Revolving Commitments or otherwise) shall not constitute a change in the terms of the participation amount of any participant), and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited.  In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.6, 3.7, 3.9, 3.10, 3.13 and 3.14 on the same basis as if it were a Lender (but in no event shall such additional amounts exceed the amount which would have been payable to the relevant Lender in the absence of such participation, and subject to limitations on such participant comparable to those contained in Section 3.12 with respect to Requesting Lenders).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such register is maintained in accordance with the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each

Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.4No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent, any L/C Issuer or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent, any L/C Issuer or any Lender and any Borrower shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any L/C Issuer or any Lender would otherwise have.  No notice to or demand on any Borrower shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any L/C Issuer or the Lenders to any other or further action in any circumstances without notice or demand.

10.5Costs and Expenses; Indemnification.

(a)Costs and Expenses.  The Company agrees to pay all reasonable out-of-pocket costs and expenses (i) of the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and expenses of McGuireWoods LLP, special counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Credit Agreement, provided, however, the Company’s obligations under this subsection (a) shall be limited to those of one law firm, and (ii) of the Administrative Agent, each L/C Issuer and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent, each L/C Issuer and each of the Lenders).

(b)Tax Liability.  The Company agrees to pay and hold each of the Lenders harmless from and against any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes.

(c)Indemnification by the Company.  The Company agrees to reimburse each Lender, each Arranger, each L/C Issuer, the Administrative Agent and each of the Related Parties of any of the foregoing Persons (each, an “Indemnified Party”), from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by or asserted or awarded against any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation or other proceeding or preparation of a defense in connection therewith (whether or not any Lender is a party thereto) related to the entering into (including, without limitation, the Indemnified Party’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record) and/or performance of any

Credit Document or the use of proceeds of any Extensions of Credit (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent (x) incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified as determined by a court of competent jurisdiction by final and nonappealable judgment or (y) resulting from a claim brought by any Borrower against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder or under any other Credit Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Indemnified Party on the one hand nor any Borrower on the other hand shall assert, and hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnified Party nor any Borrower shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party or Borrower through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party or Borrower as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.6Amendments, Waivers and Consents.

Subject to Section 3.11, neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Company or the applicable Designated Borrower, as the case may be, provided, however, that:

(a)the consent of each Lender affected thereby is required to:

(i)extend the final maturity of any Loan or any Revolving Commitment, or any portion thereof, or extend or waive any principal amortization payment of any Loan, or any portion thereof, or waive application of any mandatory prepayment;

(ii)reduce the rate or extend the time of payment of, or waive the payment of, interest (other than as a result of waiving the applicability of any increase in interest rates after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis) thereon or Fees hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iii)reduce or waive the principal amount of any Loan or L/C Borrowing;

(iv)increase the Revolving Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of any Revolving Commitment of any Lender);

(v)amend, modify or waive any provision of this Section 10.6 or amend, modify or waive any provision of Section 2.3(a)(ii)(B) or Sections 3.4, 3.15, 3.16, or 3.17(c) or any other provision hereof in a manner that would alter the pro rata sharing of commitment reductions or payments required thereby;

(vi) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or modify any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder;

(vii)consent to the assignment or transfer by the Company of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; or

(viii)release the Company from the Guaranty without the written consent of each Lender; and

(b)without the consent of the Administrative Agent, no provision of Article IX may be amended; and

(c)without the consent of the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Company to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, this Credit Agreement may be amended and restated without the consent of any Lender (but with the consent of the Company and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Credit Agreement (as so amended and restated), the Revolving Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Credit Agreement.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Credit Agreement or any other Credit Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Credit Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

10.7[Reserved].

10.8[Reserved].

10.9Survival.

All indemnities set forth herein, including, without limitation, in Sections 3.10, 3.13, 3.14, 9.7 and 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Extensions of Credit, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Revolving Commitments hereunder, and all representations and warranties made by the Borrowers herein shall survive delivery of the Notes and the making of the Extensions of Credit hereunder.

10.10Governing Law; Arbitration.

(a)THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.  Any legal action or proceeding to compel arbitration or to enforce the arbitration agreement in Section 10.10(c), in each case with respect to this Credit Agreement or any other Credit Document, shall be brought in the state or federal courts in the City of Charlotte, State of North Carolina and, by execution and delivery of this Credit Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts.  With respect to any such legal action or proceeding, each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective five (5) days after such mailing.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law.

(b)Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)(i)This Section 10.10(c) concerns the resolution of any controversies or claims between the Parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (A) this Credit Agreement (including any renewals, extensions or modifications); or (B) any document related to this Credit Agreement (collectively a “Claim”).  For the purposes of this Section 10.10(c) only, the term “Parties” shall include any parent corporation, subsidiary or Affiliate of the Administrative Agent involved in the servicing, management or administration of any obligation described or evidenced by this Credit Agreement.

(ii)At the request of any Party to this Credit Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”).  The Arbitration Act will apply even though this Credit Agreement provides that it is governed by the law of a specified state.

(iii)The arbitration proceedings will be conducted in accordance with the Arbitration Act, the then-current Commercial Financial Disputes Arbitration Rules of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section 10.10(c).  In the event of any inconsistency, the terms of this Section 10.10(c) shall control.

(iv)The language of arbitration shall be English.  The place of arbitration shall be Charlotte, North Carolina.  The Borrowers and the Lenders shall attempt to agree upon one arbitrator, but if they are unable to agree, the Borrowers shall appoint an arbitrator and the Lenders shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator.  The members of the arbitration panel, including the Party appointed arbitrators, shall not be advocates but shall remain impartial and independent throughout the conduct of the arbitration proceeding.

(v)Pre-hearing discovery shall be available to all Parties and shall be governed by the Federal Rules of Civil Procedure.  Such discovery may be used as evidence in the arbitration hearing to the same extent as if it were a court proceeding.  All Parties shall make their agents and employees available upon reasonable notice at reasonable times and places for pre-hearing depositions without the necessity of subpoenas or other court orders.  The arbitrators may issue orders to compel the attendance of, and production of documents by, an agent or employee of a Party.  In addition, the arbitrators may issue subpoenas to compel the attendance of, or the production of documents by, third party witnesses at depositions or at the arbitration hearing.

(vi)The arbitration panel shall pass finally upon all questions, both of law and fact, and its findings and award shall be conclusive subject to the Arbitration Act.  The arbitration panel shall provide a concise written statement of the reason for its award.  The arbitration award may be submitted to any court of competent jurisdiction to be confirmed, judgment entered and enforced.

(vii)The procedures specified in this Section 10.10(c) shall be the sole and exclusive procedures for the resolution of disputes between or among the Parties arising out of or relating to this Credit Agreement; provided, however, that a Party, without prejudice to the mandatory procedures of this Section 10.10(c) may file a complaint to seek injunctive relief.

10.11Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT

AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12Confidentiality.

Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee or participant, or any prospective assignee or participant, any of its rights or obligations under this Credit Agreement, subject to the terms of Section 10.3, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Loans; (f) with the consent of the Company; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis from a source other than the Company and its Subsidiaries; (h) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the investment portfolio of a Lender, an L/C Issuer or an Affiliate in connection with ratings issued with respect to such Lender, such L/C Issuer or an Affiliate; or (i) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Credit Agreement, the other Credit Documents, and the Revolving Commitments.

For the purposes of this Section, “Information” means all information received from the Company or its Subsidiaries relating to the Company and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company and its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.  Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning any Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

10.13Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.  Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.15Binding Effect; Termination.

(a)This Credit Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by each Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)The term of this Credit Agreement shall be until no Loans, Letters of Credit or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until the Revolving Commitments hereunder shall have expired or been terminated.

10.16[Reserved].

10.17USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  The Company shall, and any proposed Borrower hereunder, shall, promptly (and in the case of a proposed Borrower, reasonably in advance of becoming a Borrower hereunder) following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer”, anti-money laundering and Office of Foreign Assets Control rules and regulations, including the Act.

10.18Foreign Assets Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act).  Furthermore, none of the Borrowers or their Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the

Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower acknowledges and agrees that:  (a)(i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their Affiliates or any other Person and (ii) neither the Administrative Agent nor any Arranger has any obligation to any Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20Electronic Execution; Electronic Records; Counterparts.

This Credit Agreement, any Credit Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  The Borrowers and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrowers and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor the L/C Issuers shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or any L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means).  The Administrative Agent and L/C Issuers shall be entitled to rely on, and shall incur no liability under or in respect of this Credit Agreement or any other Credit Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

The Borrowers and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement and any other Credit Document based solely on the lack of paper original copies of this Credit Agreement and/or such other Credit Document, and (ii) waives any claim against the Administrative Agent, each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary herein or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of the Lender, to the extent that the Lender is or should ever become an Affected Financial Institution, arising under this Credit Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

COMPANY:

NUCOR CORPORATION

By:	/s/ James D. Frias
Name:	James D. Frias
Title:	Chief Financial Officer, Treasurer and Executive Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

BANK OF AMERICA, N.A, as Administrative Agent

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

BANK OF AMERICA, N.A, as a Lender and an L/C Issuer

By:	/s/ Michael Contreras
Name:	Michael Contreras
Title:	Director

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Jonathan D. Beck
Name:	Jonathan D. Beck
Title:	Director

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Annie Chung
Name:	Annie Chung
Title:	Director

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender By its Attorneys

By:	/s/ Mike Alfieri
Name:	Mike Alfieri
Title:	Vice President, Corporate Client Group - Finance

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	:/s/ Marty McDonald
Name:	Marty McDonald
Title:	Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

FIFTH THIRD NATIONAL BANK, as a Lender

By:	:/s/ Tonyt Pisciotta
Name:	Tony Pisciotta
Title:	Officer

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ William E. Briggs IV
Name:	William E. Briggs IV
Title:	Authorized Signatory

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph McElhinny
Name:	Joseph McElhinny
Title:	Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

CITIZENS BANK, N.A., as a Lender

By:	/s/ Karmyn Paul
Name:	Karmyn Paul
Title:	Vice President

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Krutesh Trivedi
Name:	Krutesh Trivedi
Title:	SVP

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

MUFG BANK, LTD., as a Lender

By:	/s/ Cherese Joseph
Name:	Cherese Joseph
Title:	Director

Nucor Corporation

Fourth Amended and Restated Multi-Year Revolving Credit Agreement

Signature Page

Schedule 1.1(a)

Form of Account Designation Letter

Attached

Schedule 1.1(b)

Existing Letters of Credit

Attached

Schedule 2.1(a)

Schedule of Lenders; Revolving Commitments; L/C Commitment

Attached

Schedule 2.1(b)(i)

Form of Notice of Borrowing

Attached

Schedule 2.1(e)

Form of Revolving Note

Attached

Schedule 2.3(j)

Form of Report of Letter of Credit Information

Attached

Schedule 3.2

Form of Notice of Extension/Conversion

Attached

Schedule 3.17(b)

Place of Payments

Attached

Schedule 3.21(a)

Form of Designated Borrower Request and Assumption Agreement

Attached

Schedule 3.21(b)

Form of Designated Borrower Notice

Attached

Schedule 3.21(c)

Form of Guaranty

Attached

Schedule 4.1(b)

Form of Legal Opinion

Attached

Schedule 4.1(c)(v)

Form of Secretary’s Certificate

Attached

Schedule 5.5

Description of Legal Proceedings

Attached

Schedule 5.7

Taxes

Attached

Schedule 5.13

Environmental Matters

Attached

Schedule 6.2(a)

Form of Officer’s Compliance Certificate

Attached

Schedule 7.1

Liens

Attached

Schedule 10.1

Notices

Attached

Schedule 10.3(b)

Form of Assignment and Assumption Agreement

Attached